Exhibit 15.3

C G Singer Consulting Actuary	T +44 1737 241144 D +44 1737 274192 F +44 1737 241496

Watson House London Road Reigate Surrey RH2 9PQ UK	colin.singer@towerswatson.com towerswatson.com

20 March 2014

The Board of Directors

Prudential plc

I, C G Singer, consent to be named as the valuation actuary of the Prudential Staff Pension Scheme in the Annual Report on Form 20-F for the year ended 31 December 2013 and the incorporation by reference of references to us in the registration statement (No. 333-177093) on Form F-3 and the registration statements (Nos. 333-172493 and 333-192810) on Form S-8 of Prudential plc.

Sincerely,

C G Singer
Fellow of the Institute and Faculty of Actuaries

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